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                                                                    EXHIBIT 10.5


                      CHAMPION INTERNATIONAL CORPORATION

                   FIRST AMENDMENT TO 1999 STOCK OPTION PLAN



1.  Revised Section 7(d):

          (d) Amendment and Termination. The Plan shall take effect on the Effective Date. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any such amendment shall be subject to shareholder approval (i) if and to the extent such shareholder approval is required by applicable law or in accordance with the applicable rules of the national securities exchange on which the Stock is principally traded, (ii) if such amendment would increase the number of shares of Stock reserved for issuance under the Plan, as provided in the first paragraph of Section 5, other than pursuant to the adjustment provisions set forth in the second paragraph of Section 5, (iii) if such amendment would provide for Awards to be granted to persons other than employees of the Company and its present and future Subsidiaries and Affiliates, (iv) if such amendment would materially increase the benefits accruing to Grantees or (v) if such amendment would eliminate or diminish in any way any of the requirements for shareholder approval set forth in this Section 7(d) or in Section 7(k). Notwithstanding the foregoing, no amendment, suspension or termination shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award theretofore granted under the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such termination date.



2.  New Section 7(k):

          (k) Repricing. Anything in the Plan to the contrary notwithstanding, shareholder approval shall be required to (i) decrease the exercise price per share of Stock subject to an Option or the grant price of an SAR, other than pursuant to the adjustment provisions set forth in the second paragraph of
Section 5, or (ii) cancel an Option or an SAR in exchange for the grant of a new Option or SAR with a lower exercise or grant price.